Mystic Financial, Inc.
---------------------------------------------------------------------------
                     60 High Street - Medford, MA 02155

FOR IMMEDIATE RELEASE
Date:       July 21,2004
Contact:    Anthony J. Patti
            Senior Vice President,
            Chief Financial Officer and Treasurer
            Phone:(781) 395-2800
            Fax:  (781) 391-8297

                       MYSTIC FINANCIAL, INC. REPORTS
                        2004 FISCAL YEAR END RESULTS

MEDFORD, MA.

Mystic Financial, Inc. (Nasdaq: MYST) (or the "Company"), the holding company for Medford Co-operative Bank (or the "Bank"), today reported the operating results of the Company for the three and twelve months ended June 30, 2004.

On July 7, 2004, Mystic announced the execution of a definitive agreement in which Brookline Bancorp, Inc., the holding company for Brookline Bank, headquartered in Brookline, Massachusetts, will acquire Mystic in exchange for cash and stock.

For the twelve months ended June 30, 2004, the Company reported net income of $1.9 million as compared to $1.7 million for the twelve months ended June 30, 2003. The Company's basic earnings were $1.29 per share ($1.22 on a diluted basis) for the twelve months ended June 30, 2004 compared to $1.23 per share ($1.18 on a diluted basis) for the twelve months ended June 30, 2003.

For the three months ended June 30, 2004, the Company reported net income of $626,000 as compared to $351,000 for the three months ended June 30, 2003. The Company's basic earnings were $0.43 per share ($0.41 on a diluted basis) for the three months ended June 30, 2004 compared to $0.25 per share ($0.23 on a diluted basis) for the three months ended June 30, 2003.


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Page 2 - Mystic Financial, Inc.

For the twelve months ended June 30, 2004, net interest income increased by $2.1 million or 18.9% to $13.1 million from $11.0 million for the twelve months ended June 30, 2003.

Interest and dividend income for the twelve months ended June 30, 2004, decreased by $11,000 to $21.4 million while interest expense decreased by $2.1 million to $8.2 million predominantly as a result of a reduction in the interest rate paid on deposits and Federal Home Loan Bank ("FHLB") advances. As a result, the interest rate spread increased to 2.96% for the twelve months ended June 30, 2004 from 2.70% for the twelve months ended June 30, 2003 and the net interest margin increased to 3.18% from 2.96% for the same period.

The provision for loan losses was $584,000 for the twelve months ended June 30, 2004 compared to $300,000 for the twelve months ended June 30, 2003.
The increase in the provision was necessary due to a specific reserve of $300,000 allocated to one impaired loan during the second quarter of fiscal 2004. Management believes that based on information currently available, the allowance for loan losses is adequate and overall credit quality remains strong.

Non-interest income decreased by $447,000 or 20.6% to $1.7 million for the twelve months ended June 30, 2004 as compared to $2.2 million for the twelve months ended June 30, 2003. Gain on sale of loans decreased by $737,000 to $284,000 for the twelve months ended June 30, 2004 as compared to $1.0 million for the twelve months ended June 30, 2003. Gains on the sale of securities increased by $424,000 to $519,000 for the twelve months ended June 30, 2004 as compared to $95,000 for the same period last year.

Non-interest expense increased by $1.4 million or 13.4% to $11.4 million for the twelve months ended June 30, 2004 as compared to $10.1 million for the twelve months ended June 30, 2003. The increase in non-interest expense was caused by higher personnel costs, occupancy costs, data processing costs and operating costs


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Page 3 - Mystic Financial, Inc.

associated with the branch office that opened in Malden, MA in September 2003. During the second quarter of fiscal 2004, the Company prepaid higher-cost FHLB borrowings resulting in a $298,000 prepayment penalty. During the fourth quarter of fiscal 2003, the Company prepaid higher-cost FHLB borrowings resulting in a $468,000 prepayment penalty. During the fourth quarter of fiscal 2004, the Company incurred $174,000 of legal and consulting expenses relating to its agreement with Brookline Bancorp, Inc.

For the three months ended June 30, 2004, net interest income increased by $499,000 or 16.9% to $3.5 million from $3.0 million for the three months ended June 30, 2003. Interest and dividend income decreased by $56,000 to $5.3 million at June 30, 2004 while interest expense decreased by $555,000 to $1.9 million at June 30, 2004, predominantly as a result of a reduction in the interest rate paid on deposits and FHLB advances. As a result, the interest rate spread increased to 3.12% for the three months ended June 30, 2004 from 2.73% for the three months ended June 30, 2003 and the net interest margin increased to 3.34% from 2.96% for the same period.

Non-interest income decreased by $224,000 or 33.3% to $448,000 for the three months ended June 30, 2004 as compared to $672,000 for the three months ended June 30, 2003. Gain on sale of loans decreased by $223,000 to $31,000 for the three months ended June 30, 2004 as compared to $254,000 for the three months ended June 30, 2003. Gains on the sale of securities increased by $2,000 to $160,000 for the three months ended June 30, 2004 as compared to $158,000 for the same period last year.

Non-interest expense decreased by $66,000 or 2.27% to $2.8 million for the three months ended June 30, 2004 as compared to $2.9 million for the three months ended June 30, 2003. The three months ended June 30, 2003 included a prepayment penalty expense of $468,000 relating to the early retirement of FHLB advances. For the three months ended June 30, 2004 the Company incurred higher personnel costs, occupancy costs, data processing costs


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Page 4 - Mystic Financial, Inc.

and operating costs associated with the branch office that opened in Malden, MA in September 2003. Additionally, during the three months ended June 30, 2004, the Company incurred $174,000 of legal and consulting expenses relating to its agreement with Brookline Bancorp, Inc.

The Company's total assets increased to $440.8 million at June 30, 2004 from $429.3 million at June 30, 2003, an increase of $11.5 million or 2.7%.

The Company's securities available for sale and held to maturity decreased to $100.0 million at June 30, 2004 from $117.9 million at June 30, 2003, a decrease of $17.9 million or 15.2%. The proceeds from the sales were used to fund growth in commercial real estate loans, commercial loans, construction loans and home equity loans.

The Company's net loans increased to $311.8 million at June 30, 2004, an increase of $31.9 million or 11.4% from the June 30, 2003 balance of $279.9 million. Growth in commercial real estate loans, commercial loans, construction loans and home equity loans accounted for the increases.

The Company's deposits increased to $351.4 million at June 30, 2004 from $343.6 million at June 30, 2003, an increase of $7.8 million or 2.3%. Savings accounts increased by $14.0 million or 20.3% to $83.0 million at June 30, 2004 from $69.0 million at June 30, 2003. Transaction accounts increased by $14.0 million or 13.5% to $118.0 million at June 30, 2004 from $103.9 million at June 30, 2003. Certificates of deposit decreased by $3.4 million or 2.4% to $138.6 million at June 30, 2004 from $142.0 million at June 30, 2003. Attorneys' conveyancing deposit accounts (IOLTA) decreased by $16.8 million or 58.6% to $11.9 million at June 30, 2004 from $28.7 million at June 30, 2003.


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Page 5 - Mystic Financial, Inc.

Company President and CEO Ralph W. Dunham stated, "We are pleased with the 9% improvement in the Company's net income in 2004. This increase was primarily the result of the 19% increase in net interest income as net loans increased significantly and the cost of funds decreased substantially. We expect our recently announced merger with Brookline Bancorp, Inc. will be viewed favorably by Mystic's stockholders and be a benefit to the Bank's customers."

Mystic Financial, Inc. is the holding company for Medford Co-operative Bank, a Massachusetts chartered stock co-operative bank established in 1886. The Bank has seven banking offices in Medford, Arlington, Lexington, Bedford and Malden, Massachusetts. Press releases and SEC filings can be viewed on the Internet at our website www.medfordcoopbank.com.


Statements contained in this news release which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Neither the Company nor the Bank undertakes to update any forward looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.


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                   Mystic Financial, Inc. and Subsidiaries
                    Condensed Consolidated Balance Sheets
                               (In Thousands)

                                                          June 30,      June 30,
                                                            2004          2003
                                                          --------      --------
                                                                (Unaudited)

Assets
  Cash and cash equivalents                               $ 15,701      $ 19,800
  Securities available for sale                             88,724       117,871
  Securities held to maturity (fair value
   approximates $11,032)                                    11,287             -
  Loans, net of allowance for loan losses of $2,537
   and $2,347, respectively                                311,806       279,949
  Other assets                                              13,301        11,696
                                                          --------      --------
      Total assets                                        $440,819      $429,316
                                                          ========      ========

Liabilities and Stockholders' Equity
  Deposits                                                $351,407      $343,564
  Federal Home Loan Bank borrowings                         47,861        41,200
  Other liabilities                                         14,811        18,308
                                                          --------      --------
      Total liabilities                                    414,079       403,072

  Total stockholders' equity                                26,740        26,244
                                                          --------      --------
      Total liabilities and stockholders' equity          $440,819      $429,316
                                                          ========      ========


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                   Mystic Financial, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Income
                (Dollars In Thousands, Except Per Share Data)

                                           Three Months Ended            Twelve Months Ended
                                         -----------------------       ------------------------
                                          June 30,      June 30,        June 30,       June 30,
                                            2004          2003            2004           2003
                                          --------      --------        --------       --------
                                                              (Unaudited)

Interest and dividend income                $5,332         $5,388        $21,377        $21,388
Interest expense                             1,879          2,434          8,238         10,342
                                            ------         ------        -------        -------
Net interest income                          3,453          2,954         13,139         11,046
Provision for loan losses                      133            100            584            300
                                            ------         ------        -------        -------
Net interest income, after provision
 for loan losses                             3,320          2,854         12,555         10,746
Non-interest income                            448            672          1,718          2,165
Non-interest expense                         2,845          2,911         11,432         10,081
                                            ------         ------        -------        -------
Income before income taxes                     923            615          2,841          2,830
Provision for income taxes                     297            264            966          1,114
                                            ------         ------        -------        -------
Net income                                  $  626         $  351        $ 1,875        $ 1,716
                                            ======         ======        =======        =======

Earnings per share (basic)                   $0.43          $0.25          $1.29          $1.23
Earnings per share (diluted)                 $0.41          $0.23          $1.22          $1.18
Dividends per share                         $0.115          $0.09         $0.415          $0.34
Weighted average shares outstanding
  Basic                                  1,455,528      1,419,922      1,448,850      1,399,407
  Diluted                                1,538,842      1,494,639      1,538,673      1,460,347
Financial ratios:
  Return on average equity                   9.30%          6.99%          7.08%          6.86%
  Return on average assets                   0.58%          0.43%          0.44%          0.44%
  Interest rate spread                       3.12%          2.73%          2.96%          2.70%
  Net interest margin                        3.34%          2.96%          3.18%          2.96%
  Non-performing assets as a percent
   of total assets                                                         0.41%          0.50%

Book value per share                                                      $18.14         $18.46


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